EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) and related Prospectus pertaining to the 2008 Employee Share Purchase Plan of Kite Realty Group Trust of our reports dated March 14, 2008, with respect to the consolidated financial statements and schedule of Kite Realty Group Trust included in its Annual Report (Form 10-K) for the year ended December 31, 2007, and the effectiveness of internal control over financial reporting of Kite Realty Group Trust filed with the Securities and Exchange Commission.

Ernst & Young LLP

Indianapolis, Indiana

August 8, 2008